UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, For Use of the Commission Only (as permitted by Rule 14a-(e)(2))

Soliciting Material Pursuant to SS.240.14a-11(c) or SS.240.14a-12

Definitive Proxy Statement

Definitive Additional Materials

MEDTOX SCIENTIFIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Fee paid previously with preliminary materials:

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 22, 2002
PROXY STATEMENT
PROXIES
OUTSTANDING VOTING STOCK
VOTE AND QUORUM REQUIREMENTS
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
Information About Nominees and Other Directors
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
Stock Options Exercised During Fiscal Year and Year-End Values of Unexercised Options
Long-Term Incentive Plans and Pension Plans
Compensation of Directors
Comparative Five-Year Total Returns
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INFORMATION REGARDING MEDTOX’S INDEPENDENT PUBLIC ACCOUNTANTS
OTHER BUSINESS OF THE MEETING
DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
Appendix A MEDTOX Scientific, Inc. Audit Committee Report
APPENDIX B MEDTOX SCIENTIFIC, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 22, 2002

MEDTOX SCIENTIFIC, INC.
402 West County Road D
St. Paul, Minnesota 55112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2002

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the stockholders (“Annual Meeting”) of MEDTOX SCIENTIFIC, INC., a Delaware corporation (the “Company”), will be held at the Four Points by Sheraton Hotel, located at 1330 Industrial Blvd., Minneapolis, Minnesota on Wednesday, May 22, 2002 at 3:30 p.m. (CST) for the following purposes:

1.	To elect two directors to serve on the Board of Directors of the Company (the “Board of Directors”) for three year terms or until their successors are elected and qualified; and

2.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

         In accordance with the provisions of the Bylaws of the Company, the Board of Directors has fixed the close of business on April 5, 2002 as the record date for the determination of the holders of the shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting.

         Your attention is directed to the accompanying Proxy Statement.

         Stockholders are requested to date, sign and mail the enclosed Proxy as promptly as possible, whether or not they expect to attend the meeting in person.

By Order of the Board of Directors,

Richard J. Braun Chairman of the Board, President and Chief Executive Officer

St. Paul, Minnesota
April 17, 2002

MEDTOX SCIENTIFIC INC.
402 West County Road D
St. Paul, Minnesota 55112

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 22, 2002

PROXIES

         The enclosed proxy (the “Proxy”) is solicited by and on behalf of the Board of Directors of MEDTOX SCIENTIFIC, INC., a Delaware corporation (the “Company”), for use at the Company’s 2002 annual meeting of stockholders (the “Annual Meeting”) and at any and all adjournments thereof. Any stockholder has the power to revoke his or her Proxy at any time before it is voted. A Proxy may be revoked (1) by delivery of written notice of revocation to the Secretary of the Company at its principal office, 402 West County Road D, St. Paul, Minnesota 55112, (2) by the execution of a subsequent Proxy and presentment of such subsequent Proxy at the Annual Meeting or (3) by attendance at the Annual Meeting and voting in person. This solicitation is being made by use of the mails and the cost thereof will be borne by the Company. Shares represented by valid Proxies will be voted in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast FOR the election of the directors named.

         The costs of solicitation of proxies will be borne by the Company. In addition to use of mails, proxies may be solicited personally, or by telephone by one or more of the regular personnel of the Company without additional compensation. The Company expects to pay an independent proxy solicitor approximately $15,000 as compensation for the solicitation of proxies. In addition, the Company may reimburse brokers and other custodians, nominees and fiduciaries for their expenses for sending proxy material to beneficial owners, in accordance with Securities and Exchange Commission regulations.

         The Company anticipates mailing proxy materials and the annual report for its fiscal year ended December 31, 2001 (the “Annual Report”) to stockholders of record as of April 5, 2002 (the “Stockholders”) on or about April 17, 2002.

OUTSTANDING VOTING STOCK

         Only holders of record of the Company’s Common Stock, par value $.15 per share (the “Common Stock”), at the close of business on April 5, 2002 are entitled to vote on matters to be presented at the Annual Meeting. Each share of Common Stock is entitled to one vote with respect to all such matters. The number of shares of Common Stock outstanding and entitled to vote at the close of business on April 5, 2002 was 4,354,405.

VOTE AND QUORUM REQUIREMENTS

         The presence in person or by Proxy of Stockholders of a majority of the outstanding shares of Common Stock is required for there to exist the quorum needed to transact business at the Annual Meeting. If, initially, a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

         A plurality of the votes cast is required to elect the Directors. In the election of a Director, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstentions and “broker non-votes” (as defined below) are counted for purposes of determining whether a quorum is present, but do not represent votes cast with respect to any proposal. “Broker non-votes” are shares held by a broker or nominee for which an executed proxy is received by the Company, but are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.

         An independent party will receive and tabulate all proxies and ballots, and such independent party and certain other team members of the Company will act as voting inspectors at the Annual Meeting.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information available to the Company as of March 22, 2002 regarding the beneficial ownership of the common stock by (i) each person known by the Company to beneficially own more than five percent (5%) of the outstanding common stock, (ii) each of the Directors, (iii) the Chief Executive Officer and all executive officers whose compensation was $100,000 or greater during 2001, and (iv) all executive officers and Directors of the Company as a group:

	Number of Shares		Percent of Common
Name	Beneficially Owned		Stock Outstanding

Richard J. Braun Chairman of the Board of Directors, President, Chief Executive Officer	208,733	(1)	4.46%

Samuel C. Powell, Ph.D., Director	134,186	(2)	2.87%

James W. Hansen, Director	23,939	(3)	*

Miles E. Efron, Director	15,634	(4)	*

Brian P. Johnson, Director	20,905	(5)	*

Harry W. Alcorn, Jr.	1,809	(6)	*

Kevin J. Wiersma Vice President and Chief Operating Officer of Medtox Laboratories, Inc.	53,613	(7)	1.15%

James A. Schoonover Vice President and Chief Marketing Officer	63,186	(8)	1.35%

B. Mitchell Owens Vice President and Chief Operating Officer of Medtox Diagnostics, Inc.	56,328	(9)	1.20%

All Directors and Executive Officers as a Group (9 in number)	578,333	(10)	12.37%

Perkins Capital Management, Inc.	470,250	(11)	10.05%

Pyramid Trading Limited Partnership	348,300	(12)	7.45%

*	Less than one percent (1%)

1.	Includes 160,378 shares of common stock issuable under options which are or which will become exercisable within the next 60 days. Also includes 36,133 shares of restricted stock which will vest as follows: 6,050 shares at 5/1/03; 8,250 shares at 11/1/03; 11,000 shares at 5/1/04; 7,500 shares at 1/1/05; and 3,333 shares at 3/1/05.

2.	Includes 12,342 shares of common stock issuable under stock options which are or which will become exercisable within the next 60 days. Also includes 1,375 shares of restricted stock which will not become vested until 5/1/04.

3.	Includes 17,064 shares of common stock issuable under stock options which are or which will become exercisable within the next 60 days. Also includes 1,375 shares of restricted stock which will not become vested until 5/1/04.

4.	Includes 11,509 shares of common stock issuable under stock options which are or which will become exercisable within the next 60 days. Also includes 1,375 shares of restricted stock which will not become vested until 5/1/04.

5.	Includes 7,006 shares of common stock issuable under stock options which are or which will become exercisable within the next 60 days. Also includes 1,375 shares of restricted stock which will not become vested until 5/1/04.

6.	Includes 1,809 shares of common stock issuable under stock options which are or which will become exercisable within the next 60 days.

7.	Includes 35,768 shares of common stock issuable under stock options which are or which will become exercisable within the next 60 days. Also includes 17,625 shares of restricted stock which will vest as follows: 4,400 shares at 5/1/03; 4,125 shares at 11/1/03; 6,600 shares at 5/1/04 and 2,500 shares at 1/1/05.

8.	Includes 37,535 shares of common stock issuable under stock options which are or which will become exercisable within the next 60 days. Also includes 16,525 shares of restricted stock which will vest as follows: 3,300 shares at 5/1/03; 4,125 shares at 11/1/03; 6,600 shares at 5/1/04 and 2,500 shares at 1/1/05.

9.	Includes 38,547 shares of common stock issuable under options which are or which will become exercisable within the next 60 days. Also includes 16,525 shares of restricted stock which will vest as follows: 3,300 shares at 5/1/03; 4,125 shares at 11/1/03; 6,600 shares at 5/1/04 and 2,500 shares at 1/1/05.

10.	Includes 321,958 shares of common stock issuable under options which are or which will become exercisable within the next 60 days and 92,308 shares of restricted stock.

11.	Includes 243,000 shares of common stock issuable under common stock purchase warrants which are or will become exercisable within the next 60 days.

12.	Includes 140,000 shares of common stock issuable under common stock purchase warrants which are or will become exercisable within the next 60 days.

PROPOSAL 1
ELECTION OF DIRECTORS

         The Certificate of Incorporation provides that the Board of Directors is divided into three classes and shall consist of not less than three nor more than twelve individuals, with the exact number to be fixed from time to time by the majority vote of the Board of Directors. The Board of Directors has fixed the number of Directors at six individuals and has nominated the two individuals set forth below to serve as Directors of the Company for three year terms or until their respective successors have been elected and qualified. All nominees are members of the current Board.

         Unless otherwise instructed, the enclosed Proxy will be voted FOR the election of the nominees listed below, except that the persons designated as proxies reserve full discretion to cast their votes for another person recommended by the Board of Directors in the unanticipated event that any nominee is unable or declines to serve.

         Directors will be elected by the plurality vote of the holders of Common Stock entitled to vote at the Annual Meeting and present in person or by Proxy.

Information About Nominees and Other Directors

		Director
Name of Nominee	Age	Since	Position with the Company

Nominees for three-year terms expiring in 2005:

Richard J. Braun	57	1996	Chairman of the Board of Directors, President, Chief Executive Officer

Harry W. Alcorn, Jr	46	2001	Director

Directors not standing for election this year whose terms expire in 2003:

Samuel C. Powell, Ph.D.	49	1986	Director

Miles E. Efron	75	1997	Director

Directors not standing for election this year whose terms expire in 2004:

James W. Hansen	47	1996	Director

Brian P. Johnson	52	2000	Director

         Richard J. Braun, MBA, JD, CPA, was named Chairman of the Board of Directors and President on October 26, 2000. Mr. Braun was named a Director and elected as Chief Executive Officer in July 1996. From 1994 until joining the Company, Mr. Braun acted as a private investor and provided management consulting services to the health care and technology industries. From 1992 until 1994, he served as Chief Operating Officer and as a Director of EBP, Inc., a NYSE company engaged in managed care. From 1989 through 1991, Mr. Braun served as Executive Vice President, Chief Operating Officer and Director of Reich and Tang L.P., a NYSE investment advisory and broker dealer firm.

         Samuel C. Powell, Ph.D., served as Chairman of the Board of Directors from November 1987 to June 1994 and has served as a Director of the Company since September 1986. Dr. Powell served as

Chairman of the Board and Chief Executive Officer of Granite Technological Enterprises, from January 1984 until its acquisition by the Company in June 1986. Since 1987, he has been President of Powell Enterprises, Burlington, North Carolina, offering financial and management services to a group of businesses and real estate ventures. Dr. Powell sits on the Board of Carolina Biological Supply Co., Inc. and holds an elected seat on the Alamance County Board of Commissioners in North Carolina. Dr. Powell served on the North Carolina Board of Science and Technology from 1989 to 1995, and as a Board Member and Chairman of the N.C. State Alcoholism Research Authority.

         James W. Hansen, MBA, was named as a Director in September 1996. Mr. Hansen has, since November, 1996, been Chairman, CEO and Treasurer of E.mergent, Inc., a NASDAQ traded, technology company. From 1986 to 1992, Mr. Hansen was Senior Vice President and General Manager of the Pension Division of Washington Square Capital, a Reliastar company, which is a NYSE traded financial services company. Prior to 1986, he was a Vice President of Apache Corporation. Since 1992, Mr. Hansen has served as an Investor, Director, President or Vice President of several private companies in medical services and technology. He also serves as a Director of UBIQ, Inc., E.mergent, Inc. and Ciprico Inc. and has taught in the MBA program at the University of St. Thomas since 1984.

         Miles E. Efron was named as a Director in January 1997. From 1988 to 1993, Mr. Efron served as Chief Executive Officer of North Star Universal, a holding company with interests in health care, food products and computer connectivity and networking. From 1993 to 2000, Mr. Efron served as Chairman of North Star Universal. Mr. Efron currently serves on the Board of Directors of several companies, none of which are related to the Company.

         Brian P. Johnson, MBA, was named as a Director in June 2000. Mr. Johnson is a Principal of ArrowHead Capital Management. Mr. Johnson holds a bachelor’s degree from the University of South Dakota and a master’s degree in business administration in marketing from the University of St. Thomas. He has also served on a number of civic boards in addition to business boards.

         Harry W. Alcorn, Jr., Pharm.D., was named as a Director in July 2001. Since 1998, Dr. Alcorn has served as Chief Operating Officer of DaVita Clinical Research, a Phase I-IV clinical trial site and site management organization. Previously, he was Executive Director of Clinical Programs for GalaGen, Inc., a biotech pharmaceutical company from 1996-1998 and Vice President, Marketing/Sales and Clinical Programs of In Home Health, Inc from 1992 to 1996. Dr Alcorn graduated form Creighton University with his B.S. in Pharmacy and went on to receive his Doctor of Pharmacy degree from the University of Nebraska Medical Center.

Compliance With Section 16(a) Of The Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by Commission regulations to furnish the Company with copies of all reports they file under Section 16(a).

         To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2001.

         During the fiscal year ended December 31, 2001, the Board of Directors held three meetings (including regularly scheduled, telephonic and special meetings). During that time, all members of the Board attended One Hundred Percent (100%) of the meetings held subsequent to their appointment.

         The Company has a stock option committee (the “Stock Option Committee”) which, by the terms of the Company’s Stock Option Plans, is to consist of not less than two members of the Board of Directors appointed by the Board of Directors. The Stock Option Committee is comprised of James W. Hansen, Miles E. Efron, and Samuel C. Powell. The Stock Option Committee determines the terms of options granted, including, but not limited to, the exercise price, the number of shares subject to the option and the terms and conditions of the option. During the fiscal year ended December 31, 2001, the Stock Option Committee held two meetings.

         The Company has an Audit Committee, which also acts as the Nominating Committee, and is comprised of Brian P. Johnson, James W. Hansen and Miles E. Efron. During the fiscal year ended December 31, 2001, the Audit Committee held two meetings.

         The Company has a Compensation Committee which is comprised of James W. Hansen, Miles E. Efron, and Samuel C. Powell. The Compensation Committee’s purpose is to determine the compensation of the Executive Officers of the Corporation. During the fiscal year ended December 31, 2001, the Compensation Committee held two meetings.

         The Board of Directors recommends that Stockholders vote FOR Proposal 1.

EXECUTIVE COMPENSATION

The following table discloses the compensation earned by the Company’s Chief Executive Officer and Former Chairman of the Board and President and the four other most highly compensated executive officers whose total annual salary exceeded $100,000 for the fiscal year ended December 31, 2001.

SUMMARY COMPENSATION TABLE

					Long Term Compensation

	Annual Compensation				Awards		Payouts

					Restricted Stock	Options/
Name and Principal				Other Annual	Awards	SAR’s	LTIP	All Other
Position	Year	Salary	Bonus	Compensation (1)	($) (2) (3)	(#)	Payouts (4)	Compensation

Richard J. Braun	2001	$250,000	—	—	$ 78,701	20,833	—	$15,060(5)

Chairman of the Board	2000	$250,000	—	—	$133,781	16,667	—	$15,060(5)

of Directors,	1999	$200,000	—	—	—	88,889	—	$11,910(5)

President, Chief

Executive Officer

Kevin J. Wiersma	2001	$140,000	—	—	$47,220	13,333	—	—

Vice President and Chief	2000	$131,346	—	—	$76,734	11,111	—	—

Operating Officer of	1999	$115,000	—	—	—	19,445	—	—

Medtox

Laboratories, Inc.

James A. Schoonover	2001	$140,000	—	—	$47,220	13,333	—	—

Vice President and Chief	2000	$131,346	—	—	$68,859	8,333	—	—

Marketing Officer

B. Mitchell Owens	2001	$140,000	—	—	$47,220	13,333	—	—

Vice President and Chief	2000	$131,346	—	—	$68,859	11,111	—	—

Operating Officer of

Medtox

Diagnostics, Inc.

James B. Lockhart	2001	$ 48,462	—	—	—	—	—	$73,769(6)

Former Chief Financial	2000	$121,731	$43,000(7)	—	$60,984	36,111	—	—

Officer and Vice

President Finance and

Administration

(1)	Other Annual Compensation for executive officers is not reported as it is less than the required reporting threshold of the Securities and Exchange Commission.

(2)	2001 and 2000 restricted stock awards were made pursuant to the Restated Equity Compensation Plan adopted by the Board of Directors effective May 10, 2000. The value of each award shown is based upon the closing market price of the Company’s common stock on the date of grant ($7.15 per share on May 1, 2001, $10.97 per share on November 1, 2000 and $7.16 per share on May 1, 2000). Awards granted under the Restated Equity Compensation Plan vest over a three-year period. In 2001, a total of 30,800 shares of restricted stock were granted to the executives named in the table in the respective numbers indicated: Richard J. Braun, 11,000 shares; Kevin J. Wiersma, 6,600 shares; James A. Schoonover, 6,600 shares; and B. Mitchell Owens, 6,600 shares. In 2000, a total of 37,675 shares of restricted stock were granted to the executives named in the table in the respective numbers indicated: Richard J. Braun, 14,300 shares; Kevin J. Wiersma, 8,525 shares; James A. Schoonover, 7,425 shares; and B. Mitchell Owens, 7,425 shares. Any dividends declared on the Company’s common stock will be paid on all shares of restricted stock granted under the Restated Equity Compensation Plan.

(3)	As of December 31, 2001, the number and fair market value, based on the closing market price of the Company’s common stock of $11.30 on December 31, 2001, of the aggregate restricted stock holdings granted to the named executive officers were: Richard J. Braun, 25,300 shares and $285,890; Kevin J. Wiersma, 15,125 shares and $170,913; James A. Schoonover, 14,025 shares and $158,483; and B. Mitchell Owens, 14,025 shares and $158,483.

(4)	Not applicable. No compensation of this type received.

(5)	Includes $15,060, $15,060 and $11,910 of premiums paid for by the Company for a life and disability insurance policy on Mr. Braun in 2001, 2000 and 1999, respectively.

(6)	Mr. Lockhart’s employment with the Company was terminated effective April 30, 2001. As part of Mr. Lockhart’s separation agreement, he received $73,769 payable over six months.

(7)	Mr. Lockhart received a guaranteed bonus payment in 2000 as part of his compensation in the initial year of employment with the Company.

Stock Options Granted During Fiscal Year

         The following table sets forth information about the stock options granted to the named executive officers of the Company during 2001.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realized
					Value at Assumed
					Annual Rates of
					Stock Price
					Appreciation for
Individual Grants					Option Term

		% of Total
		Options
	Number	Granted to
	of	Employees	Exercise
	Options	in Fiscal	Price	Expiration	5% ($)	10%( $)
Name	Granted	Year	($/Sh)	Date	(1)	(1)

Richard J. Braun	20,833	23%	$7.02	05/01/11	$91,974	$233,081

Kevin J. Wiersma	13,333	15%	$7.02	05/01/11	$58,863	$149,171

James A Schoonover	13,333	15%	$7.02	05/01/11	$58,863	$149,171

B. Mitchell Owens	13,333	15%	$7.02	05/01/11	$58,863	$149,171

James B. Lockhart	—	—	—	—	—	—

(1)	The potential realizable value of the options reported above was calculated by assuming 5% and 10% annual rates of appreciation of the common stock of the Company from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the common stock of the Company. The Company chose not to report the present value of the options, which is an alternative under Securities and Exchange Commission rules, because the Company does not believe any formula will determine with reasonable accuracy a present value based on unknown or volatile factors. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the common stock during the option period and the timing of exercise of the options.

Stock Options Exercised During Fiscal Year and Year-End Values of Unexercised Options

         The following table sets forth information about the stock options held by the named executive officers of the Company at December 31, 2001.

Number of
	Shares		Number of Unexercised	Value of Unexercised In-the
	Acquired	Value	Options at FY-End	Money Options at FY-End
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable (1)

Richard J. Braun	—	—	151,091/30,854	$972,325/$113,961

Kevin J. Wiersma	—	—	31,140/18,305	$177,298/$52,828

James A. Schoonover	—	—	32,637/16,807	$172,426/$58,477

B. Mitchell Owens	—	—	32,576/19,648	$165,446/$64,680

James B. Lockhart	—	—	- / -	- / -

(1)	The closing price of the Common Stock of the Company at December 31, 2001 was $11.30 per share.

Long-Term Incentive Plans and Pension Plans

         The Company does not contribute to any Long-Term Incentive Plan or Pension Plan for its executive officers as those terms are defined in the rules of the Securities and Exchange Commission. The Company relies on its stock option and restricted stock plans to provide long-term incentives for executive officers. The Company has three stock option plans: a 1983 Stock Option Plan for employees which expired on June 23, 1993; the Restated Equity Compensation Plan which was originally adopted by the shareholders of the annual meeting in 1993 to replace the 1983 Incentive Stock Option Plan and was restated and adopted by the Board of Directors on May 10, 2000; and a 1991 Non-Employee Director’s Plan for members of the Board of Directors who are not employees of the Company. In addition, the Company has granted separately to various existing and former executive employees, including Mr. Braun, non-qualified options to purchase shares of the Company’s Common Stock.

Compensation of Directors

         All directors who are not employees of the Company receive $500 per month for their service as a director. All directors are also reimbursed for expenses incurred in attending board of directors’ meetings and participating in other activities.

Employment Contracts

         Richard J. Braun, Chairman of the Board of Directors, President, and Chief Executive Officer, has an employment agreement with the Company dated January 1, 2000. The initial term of the agreement is through December 31, 2002, and thereafter is renewed automatically for one-year terms unless otherwise terminated in accordance with the terms of the agreement. The agreement provides for an annual base salary of $250,000 and additional bonuses, fringe benefits and grants of restricted stock which, except for the fringe benefits, are performance based. The agreement also provides for a Severance Award equal to base salary, health insurance and bonus plan payments for the greater of twelve (12) months or the then remaining term of employment under the agreement. The Severance Award is payable following termination by the Company other than for cause, or if the employee voluntarily terminates following (i) a change in control; (ii) any relocation of greater than fifty (50) miles; or (iii) any material reduction in the level of the employee’s responsibility, position, authorities or duties; or (iv) the Company breaches any of its obligations under the Agreement.

         The employment agreement contains a covenant not to compete whereby for a period of twelve (12) months after the termination of employment with the Company, the employee agrees that they will not, directly or indirectly, either (a) have any interest in (b) enter the employment of, (c) act as agent, broker, or distributor for or advisor or consultant to, or (d) provide information useful in conducting the business of the Company to solicit customers or employees on behalf of the Company to any person, firm, corporation or business entity which is engaged, or which employee reasonably knows is undertaking to become engaged, in the United States in the business of the Company.

         The Company has entered into severance agreements with Kevin J. Wiersma, James A. Schoonover and B. Mitchell Owens, at various times in 2000 as each individual was appointed to the position of Vice President. The initial term of the severance agreement is one year and each shall automatically be extended for one additional year unless, not later than July 1 of the preceding year, either the Company or the individual provides written notice to the other party or unless the agreement is otherwise terminated due to death, permanent disability, or for “cause.” If during the term of the severance agreement, the Company terminates the employment of the individual other than for “cause,” the individual shall be entitled to a severance award. The severance award consists of payment of an amount equal to the individual’s then current base salary plus certain health benefits over the course of the twelve month period following the date of the individual’s termination.

         The severance agreements for Mr. Wiersma, Mr. Schoonover and Mr. Owens agreement contain a covenant not to compete whereby the individual agrees that during the twelve (12) month period following the Date of Termination during which the individual receives severance payments, the individual will not directly or indirectly own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business providing or delivering products or services which compete with the business, products or services of the Company or its affiliates, in the geographic markets in which the Company operates.

Compensation Committee and Decision Making

         The compensation of executive officers of the Company for 2001 was determined by the Compensation Committee, which is currently comprised of James W. Hansen, Miles E. Efron, and Samuel C. Powell. Two meetings were held in 2001 and a full industry review of total compensation was undertaken and changes were made to reflect those results. Stock options are awarded under the Company’s Restated Equity Compensation Plan by the Compensation Committee

Report of the Compensation Committee on Executive Compensation

In General

         The Committee has three primary goals for executive compensation at the Company.

•	Retaining good performers,

•	Rewarding executives appropriately for annual performance, and

•	Aligning executives’ long-term interests with those of stockholders.

         Currently, executive pay consists of three elements that are designed to meet those objectives:

•	Base salary is paid based primarily on job responsibilities and industry job comparison. The Committee believes that base salaries at approximately industry averages are essential to retaining good performers.

•	Stock options or restricted stock awards, which allow executives to benefit when the market price of the Company’s stock increases over a multi-year period.

•	Bonuses to be paid upon the attainment of certain annual financial objectives and individual circumstances when warranted.

Following is additional information regarding each of the above elements.

Base Salary

         Base salary increases for executive officers have been modest and consistent with industry norms, job performance and increases in responsibility. Our stated objective is to have base salaries at or near the midpoint of similar industry specific or market based positions.

Bonus

         No bonuses were paid in 2001 despite significant improvement in financial results as compared to 2000 but still below threshold values. The bonus program for 2002 has been modified to incent the management team to improve earnings per share.

Stock Options

         In 2001, certain executive officers received incentive stock options to purchase a total of 60,832 shares. The number of options granted to the executive officers represented 68% of the total options granted in 2001 to all employees.

Restricted Stock

         In 2001, certain executive officers received restricted stock awards for a total of 30,800 shares. The number of restricted stock awards granted to the executive officers represented 79% of the total restricted stock awards granted in 2001 to all employees.

Summary

         Currently, the Company’s executive compensation program rewards the following elements of performance.

•	Individual performance is rewarded through continued employment with the Company.

•	Stock price performance is rewarded through increases in the value of stock options or restricted stock awards.

•	Financial performance of the Company is rewarded through payments of bonuses upon the attainment of financial goals set annually by the independent directors.

         Benefits also are offered to officers that are not based on performance. Such benefits provide a safety net of protection in the event of illness, disability, death, retirement, etc. Such a safety net is provided to all full time employees of the Company.

         The Committee believes that the current program has been effective in rewarding executives appropriately for performance, retaining good performers, and aligning executives’ interests with those of stockholders. While the Committee is satisfied with the current compensation system, it reserves the right to make changes to the program as are necessary to continue to meet its stated goals in future years.

Chief Executive Officer Pay

         Amounts earned during 2001 by the Chief Executive Officer, Richard J. Braun, are shown in the Summary Compensation Table. Achievements by the Company which were deemed material to the Chief Executive Officer’s compensation include record increases in total revenue, record growth of the Diagnostic segment of the Company and a significantly positive operating earnings performance improvement. For the year ended December 31, 2001, the Compensation Committee used, in its deliberations on executive compensation, these criteria and other accomplishments.

Submitted by the Compensation Committee of the Company’s Board of Directors

James W. Hansen
Miles E. Efron
Samuel C. Powell

Performance Graph

         The graph shown below is a line presentation comparing the Company’s cumulative five-year shareholder returns on an indexed basis with the S&P 500 Index and the S&P Health Care Index for the five-year period commencing on December 31, 1996 and ending on December 31, 2001. The total return assumes that dividends were reinvested quarterly and is based on a $100 investment on December 31, 1996.

Comparative Five-Year Total Returns*
MEDTOX Scientific Inc., S&P 500, S&P Health Care
(Performance results through 12/31/2001)

	1996	1997	1998	1999	2000	2001

TOX ☐	$100.00	$50.00	$40.00	$71.00	$50.50	$99.44

S&P 500 Δ	$100.00	$133.36	$171.47	$207.55	$188.65	$166.23

S&P HCare *	$100.00	$143.73	$206.80	$184.75	$253.20	$222.95

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in MEDTOX common stock, S&P 500 Index, and S&P Health Care Index.

*Cumulative total return assumes reinvestment of dividends	Source: Russell/Mellon Analytical Services

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Private Placement of Subordinated Debt

         In October and November 2001, the Company received approximately $1.05 million from private placements of subordinated debt. Of this amount, $290,000 was received from an officer and two directors of the Company.

Separation Agreement with James B. Lockhart

         In April 2001, Mr. Lockhart’s employment was terminated pursuant to a separation agreement between the Company and Mr. Lockhart. Mr. Lockhart was the Company’s former Chief Financial Officer and Vice President Finance and Administration. Under the separation agreement, the Company paid Mr. Lockhart $73,769 over a six month period.

Lease Agreement with Dr. Samuel C. Powell

         In March 2001, the Company entered into a 10-year lease of the Burlington, North Carolina production facility for an annual base rent of $197,000, exclusive of operating expenses. This facility has always been owned and leased to the Company by a Dr. Powell. In addition, under the lease the Company will have up to $600,000 to spend on tenant improvements of the building, which will then be amortized over the 10-year life of the lease as additional rent at an assumed annual interest rate of 9.5%. The Company believes it is renting this facility in Burlington on terms as favorable as those available from third parties for equivalent premises.

Employment Contract with Dr. Harry G. McCoy

         In October 2000, Mr. McCoy was replaced as Chairman and President of the Company but continued to receive payments as an employee under an employment agreement with the Company. At that time, the Company recorded $600,000 as the estimated amount payable to Mr. McCoy under the employment agreement. The Company and Mr. McCoy disputed the effect of the termination of his employment with the Company. In September 2001, the Company entered into an agreement with Mr. McCoy resolving these issues. The parties agreed to a mutual release of claims. Mr. McCoy resigned his position on the Board of Directors and agreed to serve as an ongoing consultant to the Company. In exchange, the Company agreed to provide Mr. McCoy with a lump sum payment of $250,000, and an additional amount of $250,000 in restricted common stock. In exchange for McCoy’s ongoing consulting relationship, he will receive $35,000 annually over the next five years. The Company also advanced Mr. McCoy $102,500 in cash, subject to a five-year promissory note, representing the amount necessary for Mr. McCoy to exercise his previously held options to 44,000 shares of the Company’s common stock.

INFORMATION REGARDING MEDTOX’S INDEPENDENT PUBLIC ACCOUNTANTS

         Deloitte & Touche LLP (“Deloitte & Touche”) has been appointed as MEDTOX’s independent auditors for the year ending December 31, 2002. Representatives of Deloitte & Touche will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Audit Fees

         Audit Fees billed or expected to be billed to MEDTOX by Deloitte & Touche for the audit of MEDTOX’s financial statements for the fiscal year ended December 31, 2001 and for reviews of MEDTOX’s financial statements included in MEDTOX’s quarterly reports on Form 10-Q for the last fiscal year totaled $62,000.

Financial Information Systems Design and Implementation Fees

         No fees were billed or expected to be billed to MEDTOX by Deloitte & Touche for services provided during the last fiscal year for the design and implementation of financial information systems.

All Other Fees

         Fees billed or expected to be billed to MEDTOX by Deloitte & Touche for all other non-audit services, including tax-related and acquisition accounting services, provided during the last fiscal year totaled $63,500.

         As indicated in the audit committee report of the board of directors, the audit committee has considered whether the provision of the non-audit related services listed above is compatible with maintaining Deloitte & Touche’s independence.

OTHER BUSINESS OF THE MEETING

         Management is not aware of any matters to come before the Annual Meeting other than those stated in the Proxy Statement. However, inasmuch as matters of which management is not now aware may come before the meeting or any adjournment thereof, the Proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed Proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such Proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the Proxy Statement.

DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

         Any proposal, relating to a proper subject, which a Stockholder may intend to present for action at the Company’s Annual Meeting of Stockholders in 2003, and which such Stockholder may wish to have included in the Company’s proxy materials for such meeting, in accordance with the provisions of Rule 14a-8 promulgated under the Exchange Act, must be received in proper form by the Company addressed to Mr. Richard J. Braun, Chief Executive Officer, and sent by registered mail, return receipt requested, and received at the Company’s principal executive office at 402 West County Road D, St. Paul, Minnesota 55112, not later than December 18, 2002.

         Any proposal, relating to a proper subject, which a stockholder may wish to present for action at the Company’s Annual Meeting of Stockholders in 2003, whether or not such Stockholder wishes to have such proposal included in the Company’s proxy materials for such meeting, must, pursuant to the Company’s By-laws, be the subject of a written notice delivered to the Company addressed to Mr. Richard J. Braun, Chief Executive Officer, and sent by registered mail, return receipt requested, and received at the Company’s principal executive office at 402 West County Road D, St. Paul, Minnesota 55112, not less than 60 days or more than 90 days prior to the Annual Meeting date in 2003.

By order of the Board of Directors,

RICHARD J. BRAUN Chairman of the Board, President and Chief Executive Officer

St. Paul, Minnesota
April 17, 2002

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THE PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO THE SECRETARY, MEDTOX SCIENTIFIC, INC., 402 WEST COUNTY ROAD D, ST. PAUL, MINNESOTA 55112.

AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at 75 Park Place, New York, New York 10007, and the John C. Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon request and payment of the prescribed fees. The Commission maintains a web site that contains reports, proxy and information statements, and other information regarding issues that are filed electronically with the Commission. The address of the web site is HTTP://WWW.SEC.GOV.

         The Company’s Common Stock is listed on the American Stock Exchange (the “AMEX”), and reports, proxy statements and other information filed by the Company can be inspected at such exchange.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, each of which was previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act, are incorporated herein by reference:

    a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Annual Meeting of Shareholders to which this Proxy Statement relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying Proxy Statement Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         The Company will provide without charge to each person to whom a Proxy Statement is delivered upon written or oral request of each person, a copy of any documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Proxy Statement incorporates). Requests for such copies should be directed to MEDTOX SCIENTIFIC, INC., Attention: Secretary, 402 West County Road D, St. Paul, Minnesota 55112, (651) 636-7466.

Appendix A

MEDTOX Scientific, Inc.
Audit Committee Report

In accordance with its written charter adopted by the Board of Directors (“Board”), the Audit Committee (“Committee”) of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal year ended December 31, 2001, the Committee Chair discussed the interim financial information contained in each quarterly earnings announcement with Company management and independent auditors prior to each public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors, Deloitte & Touche LLP, a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with both the independent auditors and management their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ending December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its annual report on Form 10K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Date: February 19, 2002

/s/ Brian Johnson Committee Chair

/s/ Jim Hansen Committee Member

/s/ Miles Efron Committee Member

APPENDIX B

MEDTOX SCIENTIFIC, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 22, 2002

This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned stockholder of MEDTOX Scientific, Inc. (the “Company”) hereby appoints Richard J. Braun and Kevin J. Wiersma, and each or either one of them, the true and lawful attorneys, agents, and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of MEDTOX Scientific, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Four Points Hotel (formerly the Sheraton Minneapolis Metrodome), located at 1330 Industrial Blvd., Minneapolis, Minnesota on or about Wednesday, May 22, 2002, at 3:30 P.M., Central Time, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, for the following purposes:

(Continued and to be signed on the other side)

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Please mark your
votes as in this example	FOR AGAINST ABSTAIN

For Withheld

1. Election of Directors Nominees: Richard J. Braun and Harry W. Alcorn, Jr.

2. Considering and acting upon any other matters which may properly come before the meeting or any adjournment thereof.

For, except vote withheld from the following nominees:

Please check box if you intend to attend the meeting in person.

This Proxy will be voted for the choices specified. If no choice is specified with respect to the election of Directors, this Proxy will be voted FOR the election of the Directors listed.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 17, 2002.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

SIGNATURE(S)                                                                                       Dated:          , 2002

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, please give your full title as such.

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